EXHIBIT 5.1

PN SMART ENERGY LIMITED	D +852 3656 6054 / +852 3656 6073
E nathan.powell@ogier.com rachel.huang@ogier.com

Reference: NMP/RYH/519556.00001

10 August 2026

PN SMART ENERGY LIMITED (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with a supplement (the Prospectus Supplement) to the base prospectus (the Prospectus) filed in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended (including its exhibits, the Prospectus and the Prospectus Supplement, the Registration Statement), related to the offering and sale of:

(a)	854,000 Class A Ordinary Shares of par value US$0.002 each (the Shares);

(b)	pre-funded warrants (the Pre-Funded Warrants) to purchase up to 881,000 Class A Ordinary Shares; and

(c)	up to 881,000 Class A Ordinary Shares issuable upon exercise of the Pre-Funded Warrants (the Pre-Funded Warrant Shares).

The Shares and the Pre-Funded Warrant Shares are herein collectively referred to as the Sale Shares.

The Shares, Pre-Funded Warrants, and Pre-Funded Warrant Shares are herein collectively referred to as the Securities.

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1 (the Documents). We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 1 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a) The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issue of Shares

(b) The Shares to be offered and issued by the Company as contemplated by the Documents have been duly authorised for issue, and when issued by the Company upon:

(i) payment in full of the consideration as set out in the Documents and in accordance with the terms set out in the Documents and in accordance with the Memorandum and Articles of Association; and

(ii) the entry of those Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

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Pre-Funded Warrant Shares

(c) The Pre-Funded Warrant Shares to be offered and issued by the Company as contemplated by the Documents have been duly authorised for issue, and when issued by the Company upon:

(i) the Pre-Funded Warrants having been exercised in accordance with the Documents;

(ii) payment in full of the consideration as set out in the Documents and in accordance with the terms set out in the Documents and in accordance with the Memorandum and Articles of Association; and

(iii) the entry of those Pre-Funded Warrant Shares as fully paid on the register of members of the Company,

shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)

as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in any document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)

except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)

as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than, to the extent expressly provided herein, the Memorandum and Articles of Association) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a) governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b) limited to the matters expressly stated in it; and

(c) confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters” and "Enforceability of Civil Liabilities". In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier

Ogier

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SCHEDULE 1

Documents examined

1

The Certificate of Incorporation of the Company dated 19 January 2022 and the Certificate of Incorporation on Change of Name dated 11 June 2026 issued by the Registrar (collectively, the Certificate of Incorporation).

2

The sixth amended and restated memorandum and articles of association of the Company adopted by way of special resolution passed by shareholders of the Company on 10 June 2026 (the Memorandum and Articles of Association).

3	A Certificate of Good Standing dated 4 August 2026 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director’s Certificate).

5	A copy of the written resolutions of the directors of the Company passed on 7 August 2026 (the Resolutions).

6	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 10 August 2026 (the Register of Writs).

7	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 10 August 2026 (the CORIS Search).

8	The Registration Statement.

9	The placement agency agreement dated 10 August, 2026 between FT Global Capital, Inc. (the Placement Agent), as placement agent, and the Company (the Placement Agency Agreement).

10	The securities purchase agreement dated 10 August, 2026 between the Company and each of the buyers thereto for the offer, sale and issuance of the Securities (the Securities Purchase Agreement).

11	The form of the PRE-FUNDED ORDINARY SHARE PURCHASE WARRANT.

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SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4

Each of the Certificate of Incorporation, the Memorandum and Articles of Association, the Good Standing Certificate, the Director’s Certificate and the Resolutions is accurate and complete as at the date of this opinion.

5

The CORIS Search (as defined in Schedule 1) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

6	The Memorandum and Articles of Association are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

7

The powers and authority of the directors set out in the Memorandum and Articles of Association have not been varied or restricted in any way by resolution or direction of the shareholders of the Company.

8

Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

9	There will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Sale Shares are issued.

10	There is nothing in any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein.

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Status, authorisation and execution

11	Each of the parties to the Documents (other than the Company) will be duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

12

Any individuals who are parties to a Document or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such documents, sign such documents and give such information.

13

Each Document has been or will be, duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws and, in respect of the Company, in the manner authorised by the Board.

14

In authorising the execution and delivery of any Documents by the Company, the issue and allotment of any Securities (including the issuance and allotment of the Sale Shares upon exercise of any Pre-Funded Warrant), and the exercise of the Company's rights and performance of its obligations under such documents, each of the directors of the Company has acted and will act in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

15

Each Document and form of Pre-Funded Warrant that has not been executed as of the date of this opinion will be duly executed and unconditionally delivered by the Company in the manner authorised by the Board.

Enforceability

16

None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a) the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)

neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

Share Issuance

17	The Sale Shares (including Sale Shares issued upon exercise of any Pre-Funded Warrant) shall be issued at an issue price in excess of the par value thereof.

Register of Writs

18

The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

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SCHEDULE 3

Qualifications

Good Standing

1

Under the Companies Act (Revised) of the Cayman Islands (Companies Act) annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2

In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited Liability

3

We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; and (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4

In this opinion, the phrase “non-assessable” means, with respect to the Sale Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Sale Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

	(a)	any current or pending litigation in the Cayman Islands against the Company; or

	(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets, as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

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